767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

June 24, 2015

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01863

Ladies and Gentlemen:

We have acted as counsel to Lantheus Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of: (i) up to 2,415,277 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “2015 Plan Shares”), which may be issued pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”), which is filed as Exhibit 4.1 to the Registration Statement; (ii) up to 804,902 shares of Common Stock of the Company (the “2013 Plan Shares”), reserved for issuance pursuant to stock option awards under the Amended 2013 Equity Incentive Plan (the “2013 Plan”), which is filed as Exhibit 4.2 to the Registration Statement and (iii) up to 970,847 shares of Common Stock of the Company (the “2008 Plan Shares” and together with the 2015 Plan Shares and the 2013 Plan Shares, the “Shares”), reserved for issuance pursuant to stock option awards under the Amended 2008 Equity Incentive Plan (the “2008 Plan” and together with the 2015 Plan and the 2013 Plan, the “Plans”), which is filed as Exhibit 4.3 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the 2008 Plan; (iv) the 2013 Plan; (v) the 2015 Plan; (vi) the Registration Statement; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

June 24, 2015 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Plans, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and any reference to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP